QuickLinks -- Click here to rapidly navigate through this document

News Release

Media Contacts:
Ethan Hirsh — 816-467-3509
Media Relations — 816-467-3000

Investor Contacts:
Ellen Fairchild — 816-527-1409

UTILICORP PLANS EXCHANGE OFFER FOR THE 20% OF AQUILA IT DOES NOT OWN;
CITING SUCCESS OF AQUILA'S GROWTH STRATEGY, SAYS IT WILL ADOPT THE AQUILA NAME

    KANSAS CITY, MO, November 7, 2001—UtiliCorp United (NYSE: UCU) announced today that its board of directors has approved plans to make an exchange offer by which UtiliCorp would acquire all of the outstanding publicly held common shares of its 80 percent-owned subsidiary, Aquila, Inc. (NYSE: ILA).

    "The recent significant changes in the merchant energy sector, the general economy and the impact of these changes on the capital markets were definitely factors in the board's decision," said Richard C. Green, Jr., chairman and chief executive officer. "The most significant influence, however, was the realization that greater shareholder value could be obtained by recombining the financial strength of UtiliCorp with the growth opportunities that lie ahead for Aquila. With its larger asset base, earnings potential and cash flow, the combined company will have more efficient access to capital to execute its ambitious plans.

    "The merchant strategy behind Aquila's rapid growth has been a key driver behind UtiliCorp's achievement of aggressive earnings targets," Green said. "We decided that UtiliCorp shareholders would be better served by embracing the Aquila energy merchant strategy as the company's core strategy rather than spinning the business off as a separate entity. To symbolize that change in thinking, we intend to adopt "Aquila" as our corporate name after our exchange offer is completed."

    All public Aquila shareholders will be offered .6896 shares of UtiliCorp common stock in a tax-free exchange for each outstanding share of Aquila Class A common stock. Based on yesterday's closing price of $17.99 per share for Aquila Class A common stock and $30.00 per share for UtiliCorp common stock, the offer represents a value of approximately $20.69 per Class A share of Aquila and a 15 percent premium to yesterday's closing price of those shares.

    "Aquila shareholders will have the opportunity to continue to participate in Aquila's growth through their ongoing ownership of UtiliCorp shares, and to receive cash dividends as UtiliCorp shareholders," Green said.

    The UtiliCorp exchange offer requires that at least a majority of Aquila's publicly held Class A shares are tendered and this condition may not be waived. After successful completion of the exchange offer, UtiliCorp has committed to complete a "short-form" merger of Aquila with a UtiliCorp subsidiary. In the merger, each remaining Aquila Class A share will be converted (subject to the exercise of appraisal rights) into the same number of shares of UtiliCorp common stock as are paid in the exchange offer.

    UtiliCorp plans to file its offering materials with the Securities and Exchange Commission and commence the exchange offer as soon as practicable.

    Based in Kansas City, UtiliCorp United is an international electric and gas company with energy customers and operations across the U.S. and in Canada, the United Kingdom, New Zealand, and Australia. Its 80 percent-owned Aquila, Inc. subsidiary is one of the largest wholesalers of electricity and natural gas in North America. Aquila also provides wholesale energy services in the U.K. and has a presence in Scandinavia and Germany. At September 30, 2001, UtiliCorp had total assets of $11.9 billion and 12-month sales of $42.3 billion. Additional information is available at www.utilicorp.com and www.aquila.com.

Additional Information and Where To Find It

    In connection with the proposed transaction, UtiliCorp United Inc. will file an exchange offer prospectus and related materials with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THIS DOCUMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the exchange offer prospectus (when available) and other documents filed by UtiliCorp with the Commission at the Commission's web site at http://www.sec.gov. Free copies of the exchange offer prospectus, once available, as well as UtiliCorp's related filings with the Commission, may also be obtained from UtiliCorp by directing a request to UtiliCorp United Inc., Investor Relations, 20 West Ninth Street, Kansas City, MO 64105, 816-467-3501.

Forward-Looking Information

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The terms "intends," "plans" and similar terms identify forward-looking information. Although UtiliCorp believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those contained in the forward-looking statements include the satisfaction of all conditions to the exchange offer that cannot be waived and the satisfaction or waiver of conditions to the exchange offer that may be waived. Some of the conditions to the exchange offer will include the receipt of all required regulatory approvals, the tender by the public shareholders of the majority of their shares and the absence of an injunction or litigation concerning the exchange offer. In light of these uncertainties, there can be no assurances that the exchange offer will be completed.

###

QuickLinks

  News Release